Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-197468 and 333-282801 on Form S-8 and Registration Statement Nos. 333-205486, 333-260664, 333-270508, 333-275475 and 333-281227 on Form S-3 of our reports dated February 21, 2025, relating to the consolidated financial statements of XPLR Infrastructure, LP and subsidiaries (XPLR) and the effectiveness of XPLR's internal control over financial reporting appearing in this Annual Report on Form 10-K of XPLR for the year ended December 31, 2024.

DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 21, 2025